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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-60975 and 333-106616) and Form S-8 (Nos. 2-91950, 2-93578, 33-18278, 33-29014, 33-39215, 33-56420, 33-53303, 333-51073, 333-93803, 333-93805, 333-47268 and 333-102321) of Mandalay Resort Group of our report dated March 12, 2004, relating to the financial statements of Elgin Riverboat Resort—Riverboat Casino as of and for the year ended December 31, 2003, appearing in this Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Mandalay Resort Group for the year ended January 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
July 26, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM